UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2004

PEMSTAR, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-31223	41-1771227
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

3535 Technology Drive N.W., Rochester, Minnesota 55901

(Address of principal executive offices)

Registrant’s telephone number, including area code: (507) 288-6720

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 4, 2004, the Company executed Amendment No. 10 to Loan and Security Agreement dated April 25, 2003 by and among the Company, Turtle Mountain Corporation, Pemstar Pacific Consultants Inc., Gentlelife, Inc., Congress Financial Corporation and Fleet Capital Corporation. The amendment provides for a one year extension of the agreement to April 24, 2007, reduces the interest rate spread 75 basis points, reduces the level of the banks’ reserved collateral by $3 million, and lowers the level of unused borrowings that must be available for the EBITDA covenants not to apply from $13 million to $10 million. In combination, these changes will make borrowing under eligible collateral more available for Company borrowings in the normal course.

For the sake of clarity in its public filings, the Company is also filing with this Form 8-K a copy of Amendment No. 9 to the Loan and Security Agreement which amendment was dated as of September 20, 2004. This amendment made certain immaterial amendments to the Loan and Security Agreement to accommodate a deposit account arrangement entered into between Turtle Mountain Corporation and one of its customers.

Item 2.05 Costs Associated with Exit or Disposal Activities

At a meeting on September 30, 2004 the officers approved a restructuring plan to be completed within the next 90 days which envisions termination of up to 75 employees in the Americas region, primarily from indirect manufacturing and administrative job functions. This reduction is in connection with the integration of three Midwest sites into one virtual operational entity with shared general management and support services, similar integration within the San Jose development and manufacturing operations. This plan is expected to cost approximately $500,000 to complete in cash severance arrangements.

At a meeting on October 4, 2004 the officers approved and informed the audit committee of the board of directors of a plan to exit from 100,000 to 150,000 square feet of manufacturing space in the Americas region within the next two fiscal quarters. The action is being taken to remove excess manufacturing capacity and to thereby reduce the Company’s overall fixed cost structure and allow management to focus efforts in the region more effectively. The Company expects to take total restructuring charges in the range of $2 to $4 million in the third and fourth quarters of the current fiscal year. The amount and types of cash and non-cash charge to be taken will be determined in the near future as the Company proceeds with implementation of this reduction in manufacturing capacity. The Company will amend this Form 8-K to include that additional information within four business days after the determinations are made.

Item 9.01 Financial Statements and Exhibits.

(c) The following exhibits are being filed as a part of this report:

99.1	Amendment No. 9, dated as of September 20, 2004, to Loan and Security Agreement dated April 25, 2003 by and among the Company, Turtle Mountain Corporation, Pemstar Pacific Consultants Inc., Gentlelife, Inc., Congress Financial Corporation and Fleet Capital Corporation.

99.2	Amendment No. 10, dated as of September 30, 2004, to Loan and Security Agreement dated April 25, 2003 by and among the Company, Turtle Mountain Corporation, Pemstar Pacific Consultants Inc., Gentlelife, Inc., Congress Financial Corporation and Fleet Capital Corporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

October 6, 2004	PEMSTAR, INC.

	By:	/s/ Greg S. Lea
Gregory S. Lea, Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

99.1	Amendment No. 9, dated as of September 20, 2004, to Loan and Security Agreement dated April 25, 2003 by and among the Company, Turtle Mountain Corporation, Pemstar Pacific Consultants Inc., Gentlelife, Inc., Congress Financial Corporation and Fleet Capital Corporation.

99.2	Amendment No. 10, dated as of September 30, 2004, to Loan and Security Agreement dated April 25, 2003 by and among the Company, Turtle Mountain Corporation, Pemstar Pacific Consultants Inc., Gentlelife, Inc., Congress Financial Corporation and Fleet Capital Corporation.